Exhibit 10.68
The MetLife Non-Management
Director Deferred Compensation Plan
December 2007

Important Notices
This Program Description provides an overview of the MetLife Non-Management Director Deferred Compensation Plan (the “Plan”). It is also the official plan document that legally governs the Plan. This Plan document will govern in every respect and instance, and replaces and supersedes prior Plan documents.
This Program Description may be updated from time to time to implement changes in the Plan. Fund performance data will be updated periodically. These updates will constitute part of the Prospectus distributed with respect to the Plan.
The Plan Administrator may amend, alter or terminate the Plan in accordance with its terms at any time and for any reason. The Plan was effective on January 1, 2005, and the Plan will continue in effect until it is amended, suspended, or terminated according to its terms. This Plan was designed to replace the MetLife Deferred Compensation Plan for Outside Directors and Article VII of the MetLife, Inc. 2000 Directors Stock Plan, respectively, beginning with 2005 compensation deferrals; earlier deferrals will remain governed by the earlier plans.
MetLife, Inc. will have the obligation to pay amounts deferred under the Plan. MetLife, Inc.’s obligations are registered under the Securities Act of 1933, as amended. Since this is an unfunded plan, your rights or claims against assets or property are no greater than those of a general unsecured creditor of MetLife, Inc. Your deferrals may gain or lose value over time; see “Investment Tracking For Your Deferred Cash Accounts” and “MetLife Deferred Stock Accounts” below. Shares of MetLife, Inc. common stock paid under the Plan may be shares of treasury common stock or authorized but unissued common stock.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.
The date of this Prospectus is December 2007.

Plan At-a-Glance

Purpose	To provide eligible directors with the opportunity to defer their cash and MetLife Stock compensation, thereby deferring payment of federal and most state income taxes on such compensation.

Eligibility	Directors of MetLife, Inc. who are not employees of MetLife, Inc. or any of its affiliates.

Election Options	• Deferral amount

• Investment tracking funds (for cash deferrals)

• Distribution date

• Number of distribution payments

Annual Enrollment	The 2008 annual enrollment will be open December 6, 2007 — December 28, 2007.
Period

Enrollment Period	Newly-appointed directors may make a deferral election for fees payable in the calendar
for New Directors	year in which they are elected, but must do so by the earlier of the next Directors meeting attended for which they earn fees or the 30th day after appointment.

Investment Tracking	Your deferred cash compensation accounts will be credited with gains and losses reflecting the performance of the investment tracking funds and indices you select.

Investment Tracking	Limited to a total of six times per year for future deferrals and existing account balances.
Fund Changes

Changes in Amounts	None allowed, except for hardship.
Deferred

Form of Distribution	Your deferred cash compensation will be paid in cash at the end of the deferral period.
Your deferred awards of MetLife Stock will be paid in the form of such stock, with imputed reinvested dividends, at the end of the deferral period.

Distribution:

— Number	Lump-sum payment or up to 15 annual installments.

— Timing	Beginning upon earlier of 60 days after termination of service as a director or on a designated future date.

— Hardship	Immediate lump-sum payment (availability strictly limited).

Changes to Distribution Date and/or Number of Payments	You may change the distribution date to a date at least five years later than the date you originally selected, and/or change the number of payments. Your change will only be effective if you submit your request no later than one year before the earlier of the end of your service as a director or the date of payment you originally selected.

Taxes	Deferred compensation is taxable as ordinary income at the time of distribution.
Rollover to an IRA, qualified plan or non-qualified plan is not permitted.

Beneficiary	Upon your death, any existing account balances will be paid to your designated beneficiary or beneficiaries in a lump sum.

Plan Funding	The Plan is a non-qualified, unfunded plan. Your accounts are maintained for record-keeping purposes only.

MetLife Non-Management Director Deferred Compensation Plan
The MetLife Non-Management Director Deferred Compensation Plan (the “Plan”) allows eligible directors to defer receiving a portion of their annual retainer, committee chair fees, and meeting fees, if any, payable in cash or shares of MetLife, Inc. common stock (“MetLife Stock”) for services in 2005 and thereafter, thereby deferring payment of federal and most state income taxes until a later date when the deferred payments are received. Participation in the Plan is completely voluntary.
Eligibility
Members of the Board of Directors of MetLife, Inc. (the “Board”) who are not employees of MetLife, Inc. or any of its affiliates (“Non-Management Directors”) are eligible to participate. In this Program Description, “you” refers to a director who is eligible to participate in the Plan.
Making a Deferral Election
Prior to each year in which you will provide services as a Non-Management Director, you may defer all or a portion of fees payable as compensation for such services. Deferrals begin with the first fees payable for such services during a calendar year and end with the last fees payable during the calendar year. Designations do not carry over from year to year; you must make a new designation each year.
When you are elected to the Board, you may defer all or a portion of your fees payable in that calendar year by submitting a deferral election before the earlier of (1) the first meeting that you attend for which you earn fees; or (2) the thirtieth day after you become eligible to participate in the Plan.

The MetLife Non-Management Director Deferred Compensation Plan is a non-qualified plan that is unfunded and subject to the risks described in this document. Amounts credited to an account are solely for record-keeping purposes. The Plan is not subject to full protection under the Employee Retirement Income Security Act of 1974 (ERISA).
To defer your cash compensation, you need to complete a deferral election form specifying:
•	The percentage of your cash fees you want deferred into a Deferred Cash Account (if you choose to defer any of your cash fees, your deferral must equal at least $10,000.00);
•	The investment tracking funds that will be used to adjust the value of that Deferred Cash Account; and
•	A future distribution date and number of payments for that Deferred Cash Account (paid in cash).

To defer your MetLife Stock compensation, you need to complete a deferral election form specifying:
•	The percentage of your MetLife Stock fees you want deferred into a MetLife Deferred Stock Account; and
•	The future distribution date and number of payments for your MetLife Deferred Stock Account.
Your deferral election form must be submitted during the enrollment period. If you submit an election form that does not specify when payment is to be made, payment will be made upon the termination of your service as a Non-Management Director. If you submit an election form that does not specify the number of installments in which payment should be made, payment will be made in a single lump sum.
Before making your elections, you may wish to consult a tax or personal financial advisor regarding all of the ramifications of deferral of compensation under Internal Revenue Code Section 409A and all other requirements under law for deferral of income taxation (“Legal Deferral Requirements”).
All deferrals are subject to the terms of this Plan.
Income Taxes
Compensation is not subject to current taxation under federal and most state income tax laws at the time it is deferred. Deferred compensation to Non-Management Directors is not subject to Social Security or Medicare taxes, but it is subject to tax under the Self-Employment Contributions Act (SECA) when the amounts are includible in your income. You should consult with a tax or personal financial advisor to determine whether you must pay SECA on these amounts when received.
Deferral Amounts
During the annual enrollment period, you may elect to defer all or a portion of your fees payable in the following year for services as a director of MetLife, Inc. If you choose to defer any of your cash fees, you must defer at least $10,000.
Once you elect your deferral amount, you may not change it. You may, however, suspend deferrals in cases of extreme hardship as provided in the Plan. See “Hardship Exceptions,” below.
Deferred Compensation Accounts
If you defer any or all of your cash compensation, a Deferred Cash Account in your name for that year’s deferrals will be established for record-keeping purposes. If you defer any of your MetLife Stock compensation, a MetLife Deferred Stock Account in your name for that year’s deferrals will be established for record-keeping purposes. You will receive account statements annually.
Your accounts will be credited effective on the date on which your fees would have been payable had you not elected to defer receipt of such fees.

Investment Tracking For Your Deferred Cash Accounts
Investment tracking funds are used as a device for adjusting the value of your Deferred Cash Accounts from the time contributions are made until the time payments are distributed from your Deferred Cash Accounts based on fund performance. Your deferred cash account will not actually be invested in the funds.
Each investment tracking fund reflects the investment performance of the actual fund or index, including any management fees and/or other expenses that apply to the fund. Gains or losses, measured each day the relevant stock market is open, will be credited or debited from your account, in effect “mirroring” the performance of the specified fund or index, determined on a Total Return basis. “Total Return” reflects the change (positive or negative) in the value of your account, including dividends (if any) on a reinvested basis. If the aggregate performance of the funds mirrored by the investment tracking funds you choose is positive, the value of your account will increase; if it is negative, the value of your account will decrease.
You may change your allocation among investment tracking funds — either with regard to future deferrals or your existing account — at any time during the year by accessing the Plan’s website at www.benefitplanservices.com/metlife (click on Change Allocations) or by calling Benefit Plan Services, Inc. (BPSI) at 1-800-340-8151. Keep in mind, you can make no more than six fund allocation changes per year. For this purpose, all changes submitted on the same day will count as a single change. You can elect to allocate your account among one or more of the investment tracking funds in 5% increments. If you have provided BPSI with your e-mail address, you will receive confirmation of your changes shortly after they are made.
Allocations into and out of the MetLife Common Stock Fund must be pre-cleared with the Corporate Secretary in accordance with the MetLife Insider Trading Policy.
Following is a list of the investment tracking funds currently available in the Plan.
The Plan, however, may be amended by the Plan Administrator to change, eliminate or replace any investment tracking fund or index at any time. See the “Plan Administrator” section for more information.

Actively Managed Funds	Market Indexes
MetLife SIP Fixed Income Fund	S&P 500® Index
Lord Abbett Bond Debenture Fund	Russell 2000® Index
Oakmark Fund®	MSCI EAFE® Index
MetLife SIP Small Company Stock Fund	Lehman Brothers® Aggregate Bond Index
Oakmark International Fund	Merrill Lynch US High Yield Master II Index MSCI Emerging Markets IndexSM

Single-Stock Fund
MetLife Common Stock Fund*

*	This investment tracking fund may be used to adjust the value of any or all of your Deferred Cash Compensation Account. Values are tracked in this investment tracking fund using the value and performance of MetLife Stock, but payment is made in cash. Your MetLife Deferred Stock Account, which consists of deferred MetLife Stock payments, is paid out in the form of MetLife Stock.

MetLife Deferred Stock Accounts
Your MetLife Deferred Stock Accounts will reflect the number of shares of MetLife Stock you deferred, plus imputed reinvested dividends (on the same basis as such dividends are paid on actual shares of MetLife Stock).
The value of your MetLife Deferred Stock Account will depend on the price of MetLife Stock, which is affected by market conditions and other factors, such as declared dividends. As a result, the value of your MetLife Deferred Stock Account is anticipated to have a relatively high risk profile.
Your MetLife Deferred Stock Accounts will be appropriately adjusted (as determined by the Governance Committee of the Board, or its successor) in the event of any MetLife Stock dividend, MetLife Stock split, recapitalization (including, but not limited, to the payment of an extraordinary dividend), merger, consolidation, combination, or spin-off affecting MetLife, Inc. capitalization, distribution of MetLife, Inc. assets to holders of MetLife Stock (other than ordinary cash dividends), exchange of shares, or other similar corporate change.
The performance of MetLife Deferred Stock Awards will be identical to that of the MetLife Common Stock Fund, and is labeled the “MetLife Deferred Shares Fund” in the “Total Return Historic Fund & Index Performance by Calendar Year” chart.
The Distribution Dates
For each of your Deferred Cash Accounts and your MetLife Deferred Stock Accounts separately, you may choose to have your distributions begin either (1) on a specific date no less than three years after the year of deferral (for example: for payments attributable to services performed in 2008, the date you may choose may not be earlier than 2012), or (2) upon the termination of your service as a Non-Management Director of MetLife, Inc. (the date of your termination of service will be determined in accordance with Legal Deferral Requirements). If you choose to receive your account on a specific date, your account will be paid to you on the earlier of (a) the date you selected, or (b) on the date of the termination of your service as a director.
Once you have designated a distribution date, you cannot change it except as described below under “Changing the Distribution Date And/Or Number of Payments.”
Number of Payments
You may elect to receive each of your account balances in either a lump-sum payment or up to 15 annual installments. For each of your Deferred Cash Accounts, each annual installment will be a fraction of the account’s cash value with one being the numerator and the number of payments remaining being the denominator. For each of your MetLife Deferred Stock Accounts, each annual installment will be a fraction of the number of shares of MetLife Stock represented in the account, with one being the numerator and the number of payments remaining being the denominator and disregarding any fraction of a share until the last installment. For example, if you elect to receive 10 annual payments, the first payment is equal to 1/10th of the account; the second payment is equal to 1/9th of the account; and so on until final payment is made. For purposes of Legal Deferral Rules, any payment option selected under this plan will be considered to be a single payment form of benefit.

Form of Payments
All payments from your Deferred Cash Accounts (including portions invested in the MetLife Common Stock Fund) will be made in cash. All payments from your MetLife Deferred Stock Account will be made in MetLife Stock, except that fractional shares will be paid in cash at the Closing Price of MetLife Stock on the date of payment.*
Taxation of Payments
Generally, payments are subject to federal, state and local tax income taxes in the year you receive the amounts. Rollover to an IRA, qualified plan or non-qualified plan is not permitted.
Changing the Distribution Date And/Or Number of Payments
For each of your Deferred Cash Account and your MetLife Deferred Stock Account for a given year, you may make changes only once, at which time you may change either or both: (1) the date you have selected to receive payment of your deferred compensation to a date at least five (5) years later than your original selection; and/or (2) the number of payments you have chosen to receive (your change may increase or decrease the number of payments). You must make all changes to any particular account at the same time; provided, however, that your changes are effective if you submit them no later than one year before the earlier of the original date you had selected for payment or the date your service as a Non-Management Director ends, and otherwise will not be effective. All changes will be effective to the extent consistent with Legal Deferral Requirements.
Payment to Beneficiaries
If you die before your distributions begin or are completed, the balance in your accounts will be paid as a single lump sum to your beneficiary. If you have not designated a beneficiary, or your beneficiary (or beneficiaries) die(s) before you do, the balance in your accounts will be paid to your estate.
You may designate an individual, entity, trustee, or your estate as your beneficiary, and you may change your beneficiary at any time. Each beneficiary designation will apply to all of your deferrals under the Plan, and will supersede your previous beneficiary designations. Unless or until you submit a new beneficiary designation form, your last beneficiary designation (if any) under the MetLife Deferred Compensation Plan for Outside Directors (or, if you have not designated a beneficiary under that plan, the beneficiary you have designated under the MetLife, Inc. 2000 Directors Stock Plan, if any) will apply under this Plan.

*	“Closing Price” means the closing price of a share of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of shares of MetLife Stock are quoted at the relevant time) on such date. In the event that there are no transactions of MetLife Stock reported on such tape (or such other system) on such date, Closing Price shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were so reported.

You may designate your beneficiary(ies) during each annual enrollment period. If you wish to change your beneficiary designations during the year you may access the website www.benefitplanservices.com/metlife (by clicking on Beneficiary Detail) or contact BPSI at 1-800-340-8151 and they will send you a form on which you can make your new beneficiary elections.
Loans
No loans may be taken from your accounts.
Hardship Exceptions
In cases of extreme hardship, and consistent with legal requirements for deferral of income taxation, the Plan Administrator may suspend deferrals or make payments to you, reducing the value of your account. However, the total amount suspended and advanced cannot exceed the amount required to satisfy the financial consequences of the hardship and tax withholding requirements.
Unfunded, Unsecured Obligations of MetLife, Inc.
Deferrals under the Plan are unfunded and unsecured obligations of MetLife, Inc. Your rights are those of a general unsecured creditor of MetLife, Inc. The Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, but in no event will MetLife, Inc., any affiliate, or the Plan be liable for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements.
Assignment
No assignment or pledge of the right to receive the payment of amounts deferred or any other rights under the Plan may be made.
Qualified Domestic Relations Orders (“QDROs”)
Deferred compensation will be distributed or attached to the extent required by a
QDRO.
Plan Administrator
The Plan is administered by a Plan Administrator who may establish, amend or rescind rules and regulations relating to the Plan. The Plan Administrator of this Plan is also the Plan Administrator of the Metropolitan Life Retirement Plan for U.S. Employees. The Employee Benefits Committee of the Metropolitan Life Insurance Company appoints the Plan Administrator of the Retirement Plan, who serves until such time as the Committee appoints a new Plan Administrator.
To the extent consistent with law, including Legal Deferral Requirements, the Plan Administrator may amend, modify, suspend, or terminate the Plan at any time and for any reason. The Plan Administrator may not amend, modify or terminate the Plan in a way that will reduce the amount that has been accrued in your deferred compensation account prior to the effective date of the amendment, modification or termination.

The determinations and interpretations of the Plan made by the Plan Administrator shall be final, binding, and conclusive for all purposes under the Plan. The Plan Administrator may prescribe forms for participants to take action authorized or allowed under the Plan and may appoint agents and consult legal counsel and other professionals to assist in administration of the Plan. The Plan Administrator may, in his or her discretion, adjust the value of a deferred compensation account on a basis other than as prescribed in deferral or reallocation elections, including but not limited to the use of investment tracking funds other than those selected by the participant. The Plan Administrator will administer any claims under the Plan by following Section 503 of ERISA, any applicable regulations, and any other procedures the Plan Administrator adopts.
The Plan Administrator may reject or reform a deferral election on any lawful basis, and may conform any provision of the Plan to Legal Deferral Requirements. Where consistent with such requirements, the Plan Administrator may pay deferred compensation regardless of the participant’s election for payment at another time.
Investment Tracking Funds and Indices — Additional Information
Each investment tracking fund and index mirrors the performance of the actual fund or index to which it refers. Following are descriptions and historic performance data for the actual funds and indices, determined on a Total Return basis. Total Return means the change in price or value, plus dividends (if any) on a reinvested basis, less any management fees or expenses that apply under the actual fund.
There is no guarantee that any of the funds will achieve its objectives or increase in value. Except to the extent you choose the investment tracking fund for the MetLife SIP Fixed Income Fund, your deferrals may lose value. Each actively managed fund has investment management fees and/or other expenses associated with it. The descriptions below are derived from information provided by the funds and other sources deemed to be reliable by the Plan Administrator.
Actively Managed Funds
MetLife SIP Fixed Income Fund: The fund seeks to generate a predictable return through a specified interest rate, with preservation of original principle invested. The Fixed Income Fund crediting rate is re-evaluated during the year. Changes may be made to the rate, up or down as appropriate, based on market conditions and the performance of the Fixed Income Fund Assets. The fund invests in several MetLife issued GIC (Guaranteed Investment Contracts) Alternatives, which consist of bonds, international securities, public utilities and similar corporate issues. Participants receive a blended rate of return based on a weighted average of all the separate interest rates payable under the various underlying assets.

Lord Abbett Bond Debenture Fund: This fund (the Lord Abbett Bond Debenture Portfolio of the Met Investor Series Trust) is a mutual fund investment choice available under various variable insurance contracts issued by Metropolitan Life Insurance Company and its affiliates. The fund seeks to provide high current income and the opportunity for capital appreciation to produce a high total return. Under normal circumstances, the fund invests substantially all (at least 80%) of its net assets in bond, debenture and other fixed income securities. The fund normally invests substantially all of its assets in high-yield and investment-grade debt securities. It may also invest in securities convertible into common stocks. Up to 80% of the fund’s assets may be invested in high-yield/high-risk debt securities (“junk bonds”). In no event will the Portfolio invest more than 10% of its gross assets at the time of investment in debt securities which are in default as to interest or principal. At least 20% of the fund’s assets must be invested in any combination of investment-grade debt securities, U.S. Government securities, and cash equivalents. The fund may also invest up to 20% of its net assets in equity securities including common stocks, preferred stocks, convertible preferred stocks, warrants and similar instruments. The fund may invest up to 15% of its assets in credit default swaps. The fund may also invest up to 20% of its net assets in debt and equity securities primarily traded in foreign countries. The fund attempts to invest in securities selling at reasonable prices in relation to the adviser’s assessment of its potential value. A, D
Oakmark Fund®: This fund is a mutual fund and seeks to achieve long-term capital appreciation following a value style by investing primarily in the common stocks of U.S. companies. A, D, E, F, G, H
MetLife SIP Small Company Stock Fund: This fund is an individually managed fund that seeks to generate long-term growth of capital by investing in the stocks of smaller U.S. companies with strong growth potential. The fund seeks to outperform the Russell 2000 Growth® Index which measures the performance of small company stocks with lower market capitalization. Assets are diversified in the stocks of small companies which generally have market capitalization under $2 billion. Small companies generally reinvest their profits back into the company to support future growth and therefore normally pay little or no dividends. Historically, however, their stock prices have had more potential to increase than those of larger companies. The fund’s growth strategy focuses on companies that show an established pattern of business success, typically including accelerated growth, strong balance sheets, unique market positions and excellent management. The fund normally holds approximately 40 to 60 individual stocks.G
Oakmark International Fund: This mutual fund seeks to achieve long-term capital appreciation following a value style by investing primarily in the common stocks of non-U.S. companies. The fund may invest in mature markets (e.g., Japan, Canada, United Kingdom) and in less developed markets (e.g., Mexico, Brazil, South Korea). Ordinarily, the fund will invest in the securities of at least five countries outside the U.S. There are no geographic limits on the fund’s foreign investments, but the fund does not expect to invest more than 35% of its assets in securities of companies based in emerging markets. B, E, F, G, H
Market Indexes
S&P 500® Index: This index measures the stock performance of 500 leading companies in leading industries of the U.S. economy and is one of the most widely recognized and used benchmarks of U.S. equity performance. C, E, H

Russell 2000® Index: This index measures stock performance of 2,000 smaller U.S. companies with market capitalization under $5.2 billion as of September 30, 2007. C,G,H
MSCI EAFE® Index: The Morgan Stanley Capital International Europe, Australasia, Far East Index is a benchmark for developed market equity performance, excluding the United States and Canada. As of June 2007, the MSCI EAFE Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. B, E, F, G
Lehman Brothers® Aggregate Bond Index: This index covers the U.S. dollar denominated, investment-grade, fixed-rate, taxable bond market of SEC registered securities. The index includes bonds from the Treasury, Government-Related, Corporate, Mortgage Backed Securities (agency fixed-rate and hybrid adjustable rate mortgage pass-throughs), asset-backed securities and commercial mortgage-backed securities sectors. U.S. Agency Hybrid Adjustable Rate Mortgage securities were added to the index in April 2007. Lehman Brothers refers to this index as the Lehman Brothers U.S. Aggregate Index.A, B
Merrill Lynch US High Yield Master II Index: The Merrill Lynch U.S. High Yield Master II Index tracks the performance of below investment-grade U.S. dollar-denominated corporate bonds publicly issued in the U.S. domestic market. A,D
MSCI Emerging Markets IndexSM: The MSCI Emerging Markets Index is designed to measure equity market performance in global emerging markets. As of June 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. B, E, F, G
Single-Stock Fund
MetLife Common Stock Fund: The performance of this fund will depend on the price of MetLife, Inc. common stock, which is affected by market conditions and other factors, such as declared dividends. Like other individual stock funds, this fund is anticipated to have a relatively high risk profile. The performance of this fund also includes the value of reinvested dividends on MetLife, Inc. common stock, if any.

A	Bond and other fixed-income securities involve both credit risk and market risk which includes interest rate risk. Credit risk is the risk that the security’s issuer will not pay the interest, dividends or principal that it has promised to pay. Market risk is the risk that the value of the security will fall because of changes in market rates of interest or other factors. Interest rate risk reflects the fact that the values of fixed-income security tend to fall as interest rates rise. When interest rates go down, interest earned on fixed-income securities will tend to decline.

B	Foreign securities pose additional risks that are not associated with U.S. domestic issues, such as changes in currency exchange rates and different governmental regulations, economic conditions and accounting standards.

C	Invests in growth stocks, the prices of which may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth stocks may not perform as well as value stocks or the stock market in general.

D	Lower rated high yield, high risk securities generally involve more credit risk. These securities may also be subject to greater market price fluctuations than lower yielding, higher rated debt securities.

E	Invests in the common stock of large capitalization companies. These investments may not be able to attain the growth rates as high as those of successful smaller capitalization companies, especially during extended periods of economic expansion.

F	The common stocks of medium-sized companies may be more volatile than those of larger, more established companies.

G	Investments in small capitalization and emerging growth companies involve greater than average risk. Such securities may have limited marketability and the issuers may have limited product lines, markets and financial resources. The value of such investments may fluctuate more widely than investments in larger, more established companies.

H	Invests in stocks that tend to trade at lower prices relative to their fundamental financial characteristics and are therefore considered undervalued. Value stocks can perform differently than other categories of stocks (e.g., growth stocks) and can continue to be undervalued by the market for long periods of time.

Total Return
Historic Fund & Index Performance by Calendar Year
As of September 30, 2007
These figures are past performance and are not an indication of future performance. Note: Unit values fluctuate and amounts received upon distribution may be more or less than deferrals. Current performance may be lower or higher than the performance figures quoted. More information regarding the performance of the investment tracking funds may be found at the “Plan Information” link located on your participant account Home page at www.benefitplanservices.com/metlife.

	YTD	2006	2005	2004	2003

Actively Managed Funds
MetLife SIP Fixed Income Fund[1]	3.38%	5.00%	4.77%	4.51%	5.00%
Lord Abbett Bond Debenture Fund[2]	6.43%	9.35%	1.81%	8.43%	19.52%
Oakmark Fund®3	2.96%	18.26%	-1.31%	11.73%	25.30%
MetLife SIP Small Company Stock Fund[1]	11.30%	11.42%	6.04%	10.79%	45.11%
Oakmark International Fund[3]	4.48%	30.60%	14.12%	19.09%	38.04%
Market Indexes
S&P500® Index [4,8]	9.13%	15.80%	4.91%	10.88%	28.70%
Russell 2000® Index [5,8]	3.16%	18.37%	4.55%	18.33%	47.25%
Nasdaq Composite® Index [6]	.15%	10.28%	2.17%	9.16%	50.01%
MSCI EAFE® Index [7,8]	13.15%	26.34%	13.54%	20.25%	38.59%
Lehman Brothers® Aggregate Bond Index [9]	3.85%	4.33%	2.43%	4.34%	4.10%
Merrill Lynch US High Yield Master II Index [9]	3.39%	11.77%	2.72%	10.87%	28.15%
MSCI Emerging Markets IndexSM 7, 8	34.50%	32.17%	34.00%	25.55%	55.82%
MetLife Deferred Shares Fund [10] MetLife Common Stock Fund [11]	18.17%	21.64%	22.21%	21.68%	25.38%

[1]	All performance shown for the MetLife SIP Fixed Income Fund and the MetLife SIP Small Company Stock Fund are net of investment management fees and other expenses. Both funds have been available as tracking funds in the Plan since January 1, 1998. Returns in the MetLife SIP Fixed Income Fund are credited to participants’ balances by crediting a daily interest factor that produces the effective annual return that is declared for the fund. The effective annual interest rate for the MetLife SIP Fixed Income Fund is 5.15% effective January 1, 2007.

[2]	The Lord Abbett Bond Debenture Fund (Lord Abbett Bond Debenture Portfolio of the Met Investors Series Trust, Class A shares) is a mutual fund investment choice available under various variable insurance contracts issued by Metropolitan Life Insurance Company and its affiliates. The Loomis Sayles High Yield Bond Portfolio of the Metropolitan Series Fund was merged into the Lord Abbett Bond Debenture Portfolio after the close of business on April 26, 2002. Performance for the Lord Abbett Bond Debenture Portfolio includes performance of the Loomis Sayles High Yield Bond Portfolio prior to April 27, 2002, and performance of the Lord Abbett Debenture Portfolio after April 26, 2002. All performance is shown net of the Lord Abbett Bond Debenture Portfolio’s investment management fees and other expenses.

[3]	The Oakmark Fund and the Oakmark International Fund are mutual funds. All performance is shown net of investment management fees and other expenses. The Oakmark Fund and Oakmark International Fund have been available as tracking funds in the Plan since January 1, 1998.

[4]	The S&P 500 Index Fund has been available as a tracking fund in the Plan since January 1, 2001. The MetLife SIP Common Stock Index Fund was available in the Plan from January 1, 1998 through December 31, 2000. The MetLife SIP Common Stock Index Fund was converted to the S&P 500 Index Fund after the close of business on December 31, 2000.

[5]	The Russell 2000 Index has been available as a tracking fund in the Plan since January 1, 2001. Returns on amounts that were formerly in the Nasdaq tracking fund prior to March 1, 2007 are not reflected in the Russell 2000 Index returns

[6]	The Nasdaq Composite Index was made available as tracking fund in the Plan since January 1, 2001 and was eliminated as a tracking fund at the close of business on February 28, 2007. The “YTD” column reflects returns from December 31, 2006 through February 28, 2007. Investment-tracking on participants’ accounts was done using the Total Return measure (the percentage change in the unit prices, plus the impact of reinvested dividends) for all periods shown, except for 2004 returns which reflect the Total Return measure and for the 2003 return, which reflects the Price Return Measure. Total Return information on the Nasdaq Composite Index was not available prior to 2004. Investment-tracking for periods prior to January 2005 was done using the Price Return measure (the percentage change in the unit price, without reinvested dividends). The preceding sentence applies only to the MetLife Deferred Compensation Plan for Outside Directors, which provided for deferral of compensation prior to January 2005; performance charts in the program descriptions for elections that were offered under those plans reflected the Price Return measure.

[7]	The MSCI EAFE Index and the MSCI Emerging Markets Index have been available as tracking funds in the Plan since January 1, 2001. The name of the MSCI EMF Index tracking fund has been changed to MSCI Emerging Markets Index to reflect the corresponding change of name in this MSCI market index.

[8]	Investment-tracking on participants’ accounts will be done using the Total Return measure (the percentage change in the unit price, plus the impact of reinvested dividends) for all funds, including the S&P 500 Index, Russell 2000 Index, MSCI EAFE Index, and MSCI Emerging Markets Index tracking funds. Returns in this chart reflect the Total Return measure for all periods shown for all funds. Investment-tracking for periods prior to January 2005 was done using the Price Return measure (the percentage change in the unit price, without reinvested dividends) for the S&P 500 Index, Russell 2000 Index, MSCI EAFE Index, and MSCI Emerging Markets Index tracking funds. The preceding sentence applies only to the MetLife Deferred Compensation Plan for Outside Directors, which provided for deferral of compensation prior to January 2005; performance charts in the program descriptions for elections that were offered under those plans reflected the Price Return measure.

[9]	The Lehman Brothers Aggregate Bond Index (Lehman Brothers refers to this index as the Lehman Brothers U.S. Aggregate Index), and Merrill Lynch US High Yield Master II Index have been available as tracking funds in the Plan since January 1, 2001.

[10]	The MetLife Deferred Shares Fund has been available as a tracking fund since May 1, 2001. The Performance data is obtained from MetLife, Inc. Returns reflect the MetLife stock price (MET), including reinvested dividends, as reported by MetLife, Inc.

[11]	The MetLife Common Stock Fund was made available as a tracking fund for participants since November 2003. The Performance data is obtained from MetLife, Inc. Returns reflect the MetLife stock price (MET), including reinvested dividends, as reported by MetLife, Inc.

PROSPECTUS INFORMATION
In connection with the obligations of MetLife, Inc. under the Plan, the following constitute the prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended:
1.	The information set forth in this Program Description;
2.	Any other written documents delivered to participants updating or revising the information in item 1 above. Those documents will contain a legend indicating that they constitute a part of the prospectus covering the obligations being offered as permitted by the Plan;
3.	Each of the following documents filed by MetLife, Inc. with the Securities and Exchange Commission (the “Commission”), which are incorporated by reference in this prospectus:
a)	MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006;

b)	All other reports filed by MetLife, Inc. with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2006; and

c)	All documents subsequently filed by MetLife, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold.
You may obtain a copy of the above filings described in items 1 and 2, at no cost, by calling BPSI at 1-800-340-8151. Filings described in item 3 and any other documents MetLife, Inc. provides to its shareholders may be obtained, at no cost, at www.metlife.com (by clicking on Investor Relations) or by calling 1-800-649-3593. You may also request copies of any of the above documents by writing to the MetLife Corporate Secretary, 200 Park Avenue, New York, NY 10166-0188.

IN WITNESS WHEREOF, this MetLife Non-Management Director Deferred Compensation Plan, as amended and restated effective January 1, 2005, is approved.

PLAN ADMINISTRATOR
/s/ Margery Brittain

Date:	12-5-2007

Witness:	/s/ Bonita Haskins